UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 31, 2008

                              SEA 2 SKY CORPORATION
                              ---------------------
             (Exact name of registrant as specified in its charter)


                                    Nevada
                                    --------
                 (State or other jurisdiction of incorporation)



       333-138989                                            98-0479847
---------------------------                                 -------------
(Commission File Number)                                   (I.R.S. Employer
                                                           Identification No.)

              4430 - 33 Street, Edmonton, Alberta, Canada, T6T 1E9
          -------------------------------------------------------------
               (Address of principal executive offices)(Zip Code)

         Registrant's telephone number, including area code: (604) 313-5410



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act
    (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR240.13e-4(c))

                SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective July 31, 2008, Sandra Rose resigned as the Company's Chief Executive Officer, Principal Financial Officer, and Principal Accounting Officer.

Also effective July 31, 2008, Dennis Cox was appointed as a director and as Secretary/Treasurer of the Company. Mr. Stanley Dusza was also appointed as a director of the Company on July 31, 2008. At the meeting held on July 31, 2008, Irene Getty was reappointed a director of the Company.

In 1966, Mr. Dennis Cox joined Canadian Forest Products Ltd. (CFP) as a buyer in the purchasing department. CFP is a large building products company producing plywood and hard board paneling, in New Westminster, British Columbia. Over a period of 19 years, Mr. Cox held a wide variety of positions with CFP. He has held positions of Buyer, Senior Buyer, Mill Stores and Maintenance Coordinator and Shipper.

In May 1985, Mr. Cox accepted a position with Industrial  Equipment Company Ltd.
(IECO) as a consultant. IECO, located in Delta, British Columbia, is a large bearing distributor and carries a full range of power transmission, material handling, fluid power and other related products. In 1986, Mr. Cox joined the management team and took a full time position as the Inventory Controller. Since that time and April 2004, Mr. Cox has held the position of Warehouse Manager.

In 2002, Mr. Cox was the incorporator of Old Goat Enterprises, Inc., a company that became a publicly trading company. He served as President and Director until April 2004. In April 2004, Mr. Cox became president of Denox Enterprises Inc., a private company registered in British Columbia. He is the sole shareholder and continues to hold this position.

As a director and as Secretary/Treasurer of the Company, he will assume a leadership role and accept overall responsibility for the development of the Company. As he is semi-retired, Mr. Cox intends to make the Company his priority and will devote whatever time is necessary to make the business a success. He is presently not an officer or director of any other reporting company.

In 1990, Mr. Stanley Dusza jointed Timue Forest Products located in Fort Assinaboine, Alberta, with duties working with heavy equipment operations and maintenance. Over a period of 12 years, Mr. Dusza was part of the harvesting and forest management of logging in Northern Alberta.

In September 2004, Mr. Dusza accepted a position with Spruceland Forest Products, in Spruce Grove, Alberta, where he worked in the production of measured lumber for both domestic and international markets.

In September 2004, Mr. Dusza began working with Peben Trucking, of Nisku, Alberta, providing transportation services for equipment and supplies to the oil related companies in Central and Northern Alberta, and since May 2007, he provides his services to Hallmark Tubulars, of Nisku, Alberta, providing transportation services for equipment and supplies to corporate clients.

Mr. Dusza has been a shareholder since May 2007, and, as a director of the Company, he will resume a supporting role to help in the development of the Company. Mr. Dusza will devote whatever time is necessary to help make the business a success.

Ms. Irene Getty has served as our President, CEO, and a member of the Board of Directors since November 16th, 2005. The term of her office is for two years and thereafter renewable on an annual basis. She also served as Secretary/Treasurer from November 16 to November 29, 2005.

Presently Ms. Getty is self employed. Since 1998 Ms. Getty has been self-employed offering bookkeeping and accounting services to other small businesses. She has also been providing training in bookkeeping and accounting software.

From 1993 to 1998 Ms. Getty worked with Speedy Printing and Printfastic Printing in Surrey, British Columbia. Ms. Getty held an administrative role for the company in which she did the bookkeeping and accounting. Following a family move from Edmonton, Alberta, to Surrey British Columbia, in 1986, Ms Getty was a homemaker until April 1993. From 1983 to 1986 Ms. Getty did the bookkeeping and accounting for Baptist General Conference in Alberta and Baptist General
Conference of Canada in Edmonton Alberta. From 1970 to 1982, Ms. Getty was employed by Rendek Construction in Edmonton, Alberta where she began her career as a receptionist and worked into a role as the bookkeeper for the business.

Irene Getty has taken courses in accounting and bookkeeping from Northern Alberta Institute of Technology in Edmonton, Alberta in 1972 and computerized accounting at Pro Soft Training Institute in Surrey, British Columbia in 1993.


                          SECTION 8 - OTHER INFORMATION


ITEM 8.01 OTHER INFORMATION

On July 31, 2008, the Company held its annual shareholders' meeting. There were sufficient shares represented for a quorum. There were sufficient votes to pass all of the proposals presented at the meeting. The breakdown of the voting on each proposal is as follows.


                                                For             Against        Withhold

Proposal 1: To elect two directors              3,742,500       0              0
(Dennis Cox, Stanley Dusza, and Irene
Getty) to hold office for two years.

Proposal 2: To appoint Schumacher &             3,742,500       0              0
Associates, Inc. as independent auditors
for fiscal year ended August 31, 2008.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                         SEA 2 SKY, INC.
                                      --------------------
                                          (Registrant)

                                      Dated: August 6, 2008



                                   /s/ Irene Getty
                                   ---------------------------
                                   Irene Getty,
                                   President/CEO and Principal
                                   Executive Officer